Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Casey Reese

615-571-2992 | Media@nhccare.com

National HealthCare Corporation Welcomes Dr. David Gifford and Mr. Andrew Adams to Board of Directors

MURFREESBORO, Tenn. – February 17, 2026 – National HealthCare Corporation (NYSE American: NHC), a leading provider of long-term care healthcare services, announced today the appointments of Dr. David Gifford and Mr. Andrew Adams to its Board of Directors effective February 12, 2026.

Dr. Gifford has spent his career serving older Americans in multiple different roles. He is a geriatrician and holds a faculty appointment at Brown University Medical School and School of Public Health. Now retired, he spent more than a decade in multiple roles with the American Health Care Association and the National Center for Assisted Living (AHCA/NCAL), including service as its first Chief Medical Officer. Among his many accolades, Dr. Gifford has also served as Chair of the U.S. Department of Veteran’s Affairs Geriatric and Gerontology Advisory Committee, organized to advise the Secretary on geriatric issues facing veterans. From 2005-2011, Dr. Gifford was the Director of the Rhode Island State Department of Health, where he received the National Governor’s Distinguished Service Award of State Officials for his management of the H1N1 influenza outbreak. He is also the co-author of a recent book about long term care entitled “LTC Success: How Senior Care Communities Thrive Clinically and Financially.”

Mr. Adams served as the administrator of one of NHC’s largest facilities, AdamsPlace, a CCRC with 289 beds/units, for more than a decade early in his career. Since 2014, he has served as the President of a multilocation financial services company and has overseen its expansion from nine to twenty retail locations. Mr. Adams has a B.A. degree in business administration from Lipscomb University. Mr. Adams is the son of long-time NHC CEO and Board member, Andy Adams (retired), and the grandson of NHC founder, Dr. Carl Adams.

“We are delighted to welcome both Dr. Gifford and Mr. Adams to the NHC Board,” said Robert G. Adams, Chairman of the Board of Directors. “This combination of new directors will expand the Board’s expertise in our business and delivery models, as well as continuing NHC’s focus on patient care. Dr. Gifford’s commitment to the geriatric population and his unique understanding of the intersection of public health and healthcare operations will be invaluable to NHC. Mr. Adams has a background in long term care administration and business operations and expansion, which will broaden our Board’s expertise in these areas.”

About National HealthCare Corporation

NHC affiliates operate for themselves and third parties 80 skilled nursing facilities with 10,329 beds. NHC affiliates also operate 26 assisted living communities with 1,413 units, nine independent living communities with 777 units, three behavioral health hospitals, 34 homecare agencies, and 33 hospice agencies. NHC’s other services include Alzheimer’s and memory care units, pharmacy services, a rehabilitation services company, and providing management and accounting services to third party post-acute operators. Other information about the company can be found on our web site at www.nhccare.com.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements. NHC cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. The risks and uncertainties are detailed from time to time in reports filed by NHC with the Securities Exchange Commission (“SEC”), including Forms 8-K, 10-Q and 10-K. All forward-looking statements represent NHC’s best judgment as of the date of this release.